Exhibit (d)(4)

PARNASSUS INCOME FUNDS

FORM OF EXPENSE CAP AGREEMENT

This Expense Cap Agreement, made and effective as of December ___, 2024, is between Parnassus Investments, LLC, as investment adviser (the “Adviser”), and Parnassus Income Funds (the “Trust”).

WHEREAS, this Expense Cap Agreement relates to the following two series of the Trust: the Parnassus Core Select ETF and Parnassus Value Select ETF (collectively, the “Funds”); and

WHEREAS, the Adviser agrees to reimburse the Funds for expenses that exceed certain voluntary expense limits for a period of time; and

WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Adviser.

NOW, THEREFORE, the Trust and the Adviser agree to expense limits on the annual operating expenses of the Funds, as follows:

Fund	Expense Limits
Parnassus Core Select ETF Parnassus Value Select ETF	% (as a percentage of average net assets) % (as a percentage of average net assets)

The Adviser agrees to continue these expense limits through April 30, 2026.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

PARNASSUS INVESTMENTS, LLC

By:
Name: Benjamin E. Allen
Title: CEO
Date: December , 2024

PARNASUSS INCOME FUNDS

By:
Name: John V. Skidmore II
Title: Secretary
Date: December , 2024